Exhibit (c)(8)

Project Colorprints PRESENTATION TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS CONFIDENTIAL FEBRUARY 28 2007

CONFIDENTIAL The information herein has been prepared by Lazard based upon information supplied by "Colorprints" (the "Company") or publicly available, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by management of the Company with respect to the anticipated future performance of the Company and its businesses. We have relied upon the accuracy and completeness of the foregoing information and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless otherwise indicated. We assume no responsibility for updating or revising the information contained herein based on the circumstances or events occurring after the date of these materials. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, that you may disclose to any and all persons the US federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is not responsible for and is not providing to the Company any tax, accounting, actuarial, legal or other specialist advice. Our engagement and the following presentation are solely for the use and benefit of the Company's Board of Directors. Our presentation does not address the merits of the underlying decision by the Company to engage in any transaction it may be considering and the relative merits of any such transaction as compared to other business strategies that might be available. In that regard, we were not authorized to, and did not, solicit third party indications of interest in acquiring all or a part of, or engaging in a business combination or any other strategic transaction with, the Company, nor have we been involved in the negotiation of any transaction. This presentation is not intended to and does not constitute a recommendation to any holder of shares of the Company as to whether such holder should take any action with respect to such shares. Furthermore, this presentation is not intended to confer rights and remedies upon any shareholders of the Company or any other person. Lazard is acting as investment banker to the Company, and we will receive a fee for our services, and may have other engagements with the Company in the future. In addition, in the ordinary course of our business, Lazard may actively trade shares of the Company's common stock and other securities for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

CONFIDENTIAL I EXECUTIVE SUMMARY 1 II ADDITIONAL VALUATION MATERIALS 1 A Discounted Cash Flow Analysis 14 B Present Value of Hypothetical Future Stock Prices 16 C Comparable Companies Analysis 17 D Precedent Transactions Analysis 19 E Leveraged Buy Out Analysis 21 F Precedent Premiums Paid Analysis 23 Appendix Appendix 23 A Break-Up Fee Analysis 27 B Colorprints Ownership Summary 28 Table of Contents Project Colorprints

I Executive Summary PROJECT COLORPRINTS

Introduction The preliminary valuation analyses presented herein are based on the following information and analyses: Calendar year 2006 financial results and management's five-year financial forecast for calendar years 2007E- 2011E Discussion and review sessions with key members of the management team on Colorprints' operations, financial performance, prospects and challenges Analysis of the industry Colorprints participates in and trends in the environment in which Colorprints operates Analysis of financial information on key competitors and/or similar publicly traded companies Analysis of selected comparable precedent transactions A leveraged buyout analysis is also presented to illustrate potential returns to a financial buyer Based on closing prices as of February 27, 2007, unless specified otherwise Certain analyses are based on Colorprints closing price on December 7, 2006, the day prior to the Company's public announcement that it was exploring a possible sale 1

Overview of Colorprints Trading Statistics ($ in millions, except per share figures) Source: Management estimates and Company filings. Note: All figures do not reflect estimated public company cost reductions. (a) Stock price before public announcement of a potential sale of the company. (b) Calculated based on share price data for the 52-week period ended February 27, 2007. (c) Reflects 46,849,568 basic shares. Includes 89,242 phantom stocks units, 18,343 unvested stocks units, 87,000 service-based restricted shares, 173,000 performance-based restricted shares and 14,343 other restricted shares. Diluted shares are calculated using the treasury stock method based on schedules provided by management. (d) Excludes stock-based compensation costs of $14.3 million and $17.8 million in 2006A and 2007E, respectively, based on management estimates. (e) Includes stock-based compensation costs of $14.3 million and $17.8 million in 2006A and 2007E, respectively for EBITDA and $10.5 million and $13.5 million in 2006A and 2007E, respectively, for net income, based on management estimates. Reflects fully diluted shares of 46.8 million in CY 2006A and 46.7 million in CY 2007E per management. 2

Colorprints Stock Price Trading History 3 Source: FactSet. Traditional Marketing Services Index includes Acxiom, Harte-Hanks, infoUSA and Valassis. Prices on specific dates represent the closing price following announcement of the event specified.

One-Year Price and Volume of Shares Traded Source: FactSet and Company filings. Note: Total volume is assigned to the average of the high and low price intraday. 4 Over the last 12 months, Colorprints' outstanding float has turned approximately 2.3 times with 74.9% of all trades between $24.00 and $30.00 per share. By comparison, Vulcan acquired its 15.5% ownership at a weighted average price of approximately $18.56 per share

Forward P/E Multiples and PEG Ratios - Three-Year Summary Source: FactSet. Note: PEG ratio defined as forward (i.e., next fiscal year's EPS estimate) P/E divided by IBES EPS long-term growth rate. 5 LT Growth Rate 10.0% 11.0% 10.0% 10.0% 8.5% 8.5% 8.5% 8.5% 8.5% 8.5%

Summary of Selected Analysts' Price Targets ($ in millions, except per share data) Source: Bloomberg, Wall Street research and management forecast. After Q4 2006 earnings announcement, if available. Discounted using Colorprints' estimated cost of equity of 12%. Present Value of future target price target discounted back twelve months. Discontinued coverage of Colorprints on 2/7/2007. 6

Colorprints Summary Consolidated Management Forecast ($ in millions, except per share figures) Source: Management estimates. Note: All figures do not reflect estimated public company cost reductions. (a) Excludes pre-tax stock-based compensation costs of $14.3 million, $17.8 million, $17.5 million, $14.3 million, $11.9 million and $11.6 million in 2006A, 2007E, 2008E, 2009E, 2010E and 2011E, respectively, based on management estimates. (b) Includes pre-tax stock-based compensation costs of $14.3 million, $17.8 million, $17.5 million, $14.3 million, $11.9 million and $11.6 million in 2006A, 2007E, 2008E, 2009E, 2010E and 2011E, respectively, based on management estimates. (c) Includes post-tax stock-based compensation costs of $10.5 million, $13.5 million, $13.2 million, $10.8 million, $9.1 million and $8.6 million in 2006A, 2007E, 2008E, 2009E, 2010E and 2011E, respectively, based on management estimates. Reflects fully diluted shares of 46.8 million in CY 2006A and 46.7 million in CY 2007E - CY 2011E per management. 7

Comparison of Management Forecast to Wall Street Estimates ($ in millions) 8 Source: Management forecast and Wall Street estimates. Note: Wall Street consensus only includes Wall Street research that specifically adjust for SFAS 123 expenses. All figures reflect estimated SFAS 123 expenses.

Opportunities and Considerations on Colorprints 9

Valuation Methodologies 10

Preliminary Valuation Summary 11 Source: Management estimates. (a) Stock price range reflects a required estimated IRR of approximately 17.5% to 22.5% based on an exit in 2011 at an exit multiple of EBITDA and 15.0% management option pool. Assumes no synergies other than elimination of public company costs.

Process Considerations 12

Key Transaction Terms to Consider Should the Special Committee decide to proceed with Vulcan, key transaction terms it may want to consider include the following: 13 Duration of go-shop period No Vulcan right to match Break-up fee size Reverse break-up fee and size No financing out - equal/better MAC provision as other bidders Parent guarantee of equity financing and reverse break-up fee Shareholder vote requirement - majority of the minority Vulcan commitment to vote its shares given a superior offer Management ownership and value impact

II Additional Valuation Materials PROJECT COLORPRINTS

A Discounted Cash Flow Analysis PROJECT COLORPRINTS

Discounted Cash Flow Sensitivity Analysis - Summary ($ in millions, except per share data) 14 Source: Management estimates. Note: Assumes transaction closes on March 31, 2007 and mid-year convention for discount rate.

WACC Analysis ($ in millions) Source: Wall Street research and management estimates. (a) Pro-forma for Valassis/Advo transaction announced on December 19, 2006. (b) Net Debt = ST Debt & LT Debt + Minority Interest + Preferred Stock - Cash & Cash Equivalents. (c) Predicted Barra Beta. (d) Unlevered Beta = Levered Beta/[1+(1-Tax Rate)(Debt/Equity)]. (e) Risk Free Rate is 10-Year Treasury Bond Yield. (f) Represents the long-horizon expected equity risk premium based on simple differences of historical arithmetic mean returns from 1926-2005. (Ibbotson Associates' 2006 yearbook). (g) Levering Factor = [1 + (1-Tax Rate)(Debt/Equity)]. (h) Cost of Equity = (Risk Free Rate of Return)+(Levered Beta)(Equity Risk Premium). (i) Weighted Average Cost of Capital = (After-Tax Cost of Debt)(Debt/Cap.)+(Cost of Equity)(Equity/Cap.). 15

B Present Value of Hypothetical Future Stock Prices PROJECT COLORPRINTS

Present Value of Hypothetical Future Stock Prices 16 Note: Reflects projected 2009E EPS discounted back to 2/27/07 based on a cost of equity between 11% and 13%, and a forward P/E multiple between 17.0x and 21.0x. Stock Price = (EPS2009E/((1+rE)2))* forward P/E. Assumes Colorprint's cost of equity of 12% from CAPM. (a) Reflects stock-based compensation costs of $13.5 million, $13.3 million and $10.8 million in 2007E, 2008E and 2009E, respectively, based on management estimates. Reflects fully diluted shares of 46.7 million in CY 2007E - CY 2009E per management.

C Comparable Companies Analysis PROJECT COLORPRINTS

Public Market Valuation ($ in millions, except per share figures) 17 Source: Management estimates, Company filings and Wall Street research reports. (a) Reflects stock-based compensation costs of $17.8 million for EBITDA and $13.5 million for net income based on management estimates. Reflects fully diluted shares of 46.7 million in CY 2007E per management. (b) Represents the low and high enterprise values obtained using the average values derived from applying EBITDA multiples and EPS. (c) Reflects 46,849,568 basic shares. Includes 89,242 phantom stocks units, 18,343 unvested stocks units, 87,000 service-based restricted shares, 173,000 performance-based restricted shares and 14,343 other restricted shares. Diluted shares are calculated using the treasury stock method based on schedules provided by management.

Selected Marketing Services Comparable Companies 18 Source: Company filings and Wall Street estimates. (a) Pro-forma for merger of Valassis and ADVO including publicly disclosed estimated synergies. (b) Pro Forma for acquisition of Opinion Research. (c) Long-Term Growth based on Management estimates for 2007E-2011E.

D Precedent Transactions Analysis PROJECT COLORPRINTS

Private Market Valuation ($ in millions, except per share figures) 19 Source: Management estimates, Company filings and Wall Street research reports. (a) Reflects stock-based compensation costs of $14.3 million based on management estimates. (b) Low and high multiples based on the Valassis/Advo transaction. (c) Reflects 46,849,568 basic shares. Includes 89,242 phantom stocks units, 18,343 unvested stocks units, 87,000 service-based restricted shares, 173,000 performance-based restricted shares and 14,343 other restricted shares. Diluted shares are calculated using the treasury stock method based on schedules provided by management.

Selected Traditional Marketing Services Precedent Transactions ($ in millions) 20 Source: Based on Company filings and Wall Street equity research. Note: Reflects selected U.S. traditional marketing services transactions. LTM with/without estimated $40 million in EBITDA synergies per Valassis Investor presentation, dated July 6, 2006. LTM with/without estimated $12.5 million in EBITDA synergies per company's press release. Reflects December 31, 2004 financials. Given the differences in business models, there are few directly comparable transactions to Colorprints.

E Leveraged Buy Out Analysis PROJECT COLORPRINTS

Leveraged Buy Out Analysis: Sources and Uses 21 Source: Management estimates. Note: Debt financing assumptions based on stapled financing terms. (a) Reflects CY2006A of $157.6 million. Adjusted for one-time items of $(0.7) million, net including year-end change incremental expense of $0.6 million, color installation costs of $3.8 million, severance costs of $1.5 million, office closure costs of $0.9 million, shareholder settlement costs of $0.3 million, international customer loss of ($16.4) million, net other cost reductions to offset customer loss of $6.2 million and estimated public company costs of $2.4 million based on management estimates. (b) Reflects estimated minimum cash required of $10 million. (c) Based on EBITDA excluding stock-based compensation costs.

Leveraged Buy Out Analysis: IRR Sensitivity Analysis 22 Source: Management estimates. Note: Analysis assumes 15% management equity pool. Reflects EBITDA post SFAS 123 expenses. Assumes elimination of estimated public company costs of $2.4 million based on management estimates. 2006A EBITDA of $151.2 million. Adjusted for one-time items of $7.2 million including year-end change incremental expense of $0.6 million, color installation costs of $3.8 million, severance costs of $1.5 million, office closure costs of $0.9 million and shareholder settlement costs of $0.3 million. Reflects stock-based compensation expenses of $14.3 million based on management estimates

F Precedent Premiums Paid Analysis PROJECT COLORPRINTS

23 Premium Paid Analysis - Public Deals $1-2 Billion since 1/1/03 Source: SDC. Note: Based on selected public U.S. all cash transactions with transaction values between $1 billion and $2 billion since 2003. Excludes real-estate and financial institution transactions.

Premium Paid Analysis - All Cash Transactions ($ in millions) 24 Financial Sponsor Transactions Source: SDC. Note: Based on selected public U.S. all cash transactions with transaction values between $1 billion and $2 billion since 2003. Excludes real-estate and financial institution transactions. (a) Reflects revised offer of $33.00 per share.

Premium Paid Analysis - All Cash Transactions (cont'd) ($ in millions) 25 Financial Sponsor Transactions Source: SDC. Note: Based on selected public U.S. all cash transactions with transaction values between $1 billion and $2 billion since 2003. Excludes real-estate and financial institution transactions.

Premium Paid Analysis - All Cash Transactions (cont'd) ($ in millions) 26 Financial Sponsor Transactions Source: SDC. Note: Based on selected public U.S. all cash transactions with transaction values between $1 billion and $2 billion since 2003. Excludes real-estate and financial institution transactions.

Appendix PROJECT COLORPRINTS

A Break-Up Fee Analysis PROJECT COLORPRINTS

Break-Up Fee Analysis ($ in millions) Source: SDC and Bloomberg. Note: Represents 2006 to date selected transactions with equity values from $1 billion to $2 billion and for which termination fee information was available. Excludes real estate and financial institution transactions. 27

B Colorprints Ownership Summary PROJECT COLORPRINTS

Ownership Summary 28 Source:: Factset and Company filings. (a) Reflects total basic shares per Management.

Vulcan's Colorprints Ownership History ($ in millions, except per share figures) 29 Source: Factset.